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                                                                  EXHIBIT (a)(5)

                              McDowell Foods, Inc.
                                  P.O. Box 1379
                                Liberty, MO 64069
                                  816-221-2196


October 15, 2002

To the Holders of Real Estate Associates LTD VI Units

RE:      Offer to Purchase Limited Partnership Interests For $145.00

Dear Investor:

We are offering you an opportunity to sell your limited partnership interests
(the "Units") in Real Estate Associates LTD VI (the "Partnership") for cash in the amount of $145.00 per Unit which amount will be reduced by a one-time transfer fee of $100.00 and by any cash distributions declared by the Partnership after October 10, 2002. Our offer provides you with an opportunity to sell your Units now without commission costs (typically up to 10%) usually paid by the seller in secondary market sales.

We believe that it is appropriate for investors to have financial choices. Our offer gives you, the investor, the ability to make a decision about your continued involvement with the Partnership. You may no longer wish to continue with your investment in the Partnership for a number of reasons, including:

1. OUR HIGHER OFFER PRICE; an affiliate of your General Partner recently offered $85.00.

2.       NO FURTHER IRS FILING

3. If you sell your units, 2002 should be the final year for which you receive a K-1 tax form from the partnership.

4. You may be able to realize a tax loss that would reduce your taxes for 2002.

5. More immediate use for the cash tied up in your investment in the Units.

6. The absence of a formal trading market for the Units and their resulting relative lack of liquidity.

7. General disenchantment with real estate investments, particularly long-term investments in limited partnerships.

General information:

         o We are real estate investors who are not affiliated with the Partnership or the General Partners. The General Partners of the Partnership have not analyzed,


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                  approved, endorsed or made any recommendation as to acceptance of the offer. Monte G. McDowell is the majority owner of
                  McDowell Foods, which has purchased several million dollars of limited partner units. We are seeking to acquire Units for investment Purposes only and not with a view to their resale.
                  We did not prepare a formal valuation of the partnership to determine our offering price; our price is based on the last offer we are aware of.

         o If you wish to receive information on the operations of the partnership, such information, including select financial data as contained in the most recent 10KSB or 10QSB, is available at freeedgar.com, or can be requested in writing from the General Partner. Their phone number is 1-800-666-6274.

         o        At this time, we have no plans to purchase over 300 units.

         o Our offer is made on a "first-receive, first-buy" basis. We may buy our maximum before the expiration date of this offer.
                  In addition, if you do respond, another party could make a higher offer at a later date and you would not have the ability to withdraw your units and receive the higher price.

         o Please contact your tax advisor about your specific tax consequences, as each investor may have different results.

         o The General Partner of the partnership, if aware of this offer, must make a recommendation to security holders regarding the offer within 10 business days of commencement

         o Our offer is $145.00 per Unit and will be reduced by distributions made after October 10, 2002 and transfer fees.
                  You will receive the full price per unit, less transfer fees
                  ($100.00), regardless of whether a distribution is made.
                  However, if you receive a distribution after October 10, 2002, you will receive a portion of the proceeds from the Partnership (i.e. the distribution) and the remainder from McDowell Foods, Inc.

Risk Factors: In evaluating our offer, we urge you to consider the following factors:

         o Although we cannot predict the future value of the Partnership's assets on a per Unit basis, our offer could differ significantly from the net proceeds that would be realized on a per Unit basis from a current sale of the Partnership's properties or that may be realized upon a future liquidation of the Partnership.

         o We have not prepared our own valuation to determine our offer price and the offer price does not necessarily reflect the true market price of the Units.

         o        We are making this offer with a view to making a profit.
                  Accordingly, there may be a conflict between our desire to acquire the Units at a low price and your desire to sell the Units at a high price. Although we are not aware of any plans to


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                  liquidate the Partnership, we would benefit to the extent the amount per Unit we receive in the liquidation exceeds the
                  offer price, if any. No independent person has been retained to evaluate or render any opinion with respect to the fairness of our offer price and we make no representation as to such fairness.

         o If you agree to sell your Units to us, you may not withdraw the Units, unless we reject your Units. Confirmation of the transfer may take a significant amount of time due to the fact that the General Partner controls the timing of the confirmation of the transfers. Therefore, you could agree to sell and not receive the proceeds of the sale for an extended period. During this time, you would not have the right to withdraw your agreement to sell for any reason, including in the event the market price for the Units increased or another party made a higher offer.

OUR OFFER IS LIMITED TO 300 OF THE 8,405 OUTSTANDING UNITS. If we receive offers to transfer more than 300 units, we will not accept on a pro rata basis. As such, only the first units received will be purchased.

We will accept for purchase property documented Units on a "first-received, first-buy" basis. You will be paid promptly following confirmation from the General Partner of a valid, properly executed Agreement of Transfer and other required transfer documents. The General Partner controls the timing of transfers and confirmations and therefore we cannot predict how long the process will take, or if your transfer will be accepted. You can contact the General
Partner and find out how often they transfer units. Upon our receipt and acceptance, all tenders of Units will be irrevocable and may not be rescinded or withdrawn.

An Agreement of Transfer is enclosed which you can use to accept our offer.
Please execute page 3 of this document, as well as the Power of Attorney. Obtain all other required signatures and return it in the enclosed envelope. Please note that all signatures must be medallion guaranteed. The transfer cannot be processed without signatures that are medallion guaranteed and failure to obtain them will result in needless delays. IN ADDITION, PLEASE INCLUDE THE ORIGINAL OF
YOUR UNIT CERTIFICATE IN THE ENCLOSED ENVELOPE. We encourage you to act immediately if you are interested in accepting our offer, as only 300 Units will be purchased.

OUR OFFER WILL EXPIRE AT 5.00 P.M. ON NOVEMBER 8, 2002, UNLESS EXTENDED.
IF YOU DO NOT MAIL US THE COMPLETED DOCUMENTS BY NOVEMBER 8, THE TRANSACTION MAY
NOT BE RECORDED AND PAYMENT SENT TO YOU UNTIL EARLY 2003.

Please call Rebecca Laas or Dan Williams at (816) 221-2196 if you have any questions. You can reach them via e-mail at rebeccal@radixrx.com or danw@radixrx.com

Sincerely,

McDowell Foods, Inc.


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                              AGREEMENT OF TRANSFER
                      FOR LIMITED PARTNERSHIP INTERESTS IN
                          REAL ESTATE ASSOCIATES LTD VI

         Subject to and effective upon acceptance for payment, the undersigned
(the "Seller") hereby sells, assigns, transfers, conveys and delivers and directs any custodian or trustee to sell, assign, transfer, convey and deliver
(the "Transfer") to McDowell Foods, Inc., a Missouri corporation (the
"Purchaser"), all of the Seller's right, title, and interest in the limited partnership units (the "Units") of Real Estate Associates LTD VI (the
"Partnership"), including any claims, causes of action or other rights relating to the Units, such as rights to be a member of any past or present class action lawsuit related to the ownership of the Units, for $145.00 per Unit, net to the Seller in cash, which amount shall be reduced by any transfer fees & distributions declared by the Partnership after October 10, 2002. The Seller may revoke this agreement by delivering written notice by certified mail to Buyer before Buyer, in writing, accepts the units for payment.

         Such Transfer shall include, without limitation, all rights in, and claims to, any Partnership profits and losses, cash distributions, voting rights, rights relating to causes of action (including the right to be a member of any class action lawsuits) and other benefits of any nature whatsoever distributable or allocable to such Units under the Partnership's Certificate and Agreement of Limited Partnership, as amended (the "Partnership Agreement"). The
Seller hereby irrevocably constitutes and appoints the Purchaser as the true and lawful agent and attorney-in-fact of the Seller with respect to such Units, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to vote, inspect Partnership books and records or act in such manner as any such attorney-in-fact shall, in its sole discretion, deem proper with respect to such Units, to deliver such Units and transfer ownership of such Units on the Partnership's books maintained by the General Partner of the partnership, together with all accompanying evidences of transfer and authenticity to, or upon the order of, the Purchaser of the purchase price, to receive all benefits and cash distributions, ownership of such Units. The Purchaser shall not be required to post bond of any nature in connection with this power of attorney.

         The Seller hereby represents and warrants, to the Purchaser that the Seller owns such Units and has full power and authority to validly sell, assign, transfer, convey and deliver such Units to the Purchaser, and that when any such Units are accepted for payment by the Purchaser, the Purchaser will acquire good, marketable and unencumbered title thereto, free and clear of all options, liens restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such Units will not be subject to any adverse claim. If the undersigned is signing on behalf of the entity, the undersigned is duly authorized to execute this agreement. The Seller further represents and warrants that the Seller is a "United States person", as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended, or if the Seller is not a United States person, that the Seller does not own beneficially or of record more than 5% of the outstanding Units.



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Agreement of Transfer
Page 2


         All authority herein conferred or agreed to be conferred shall survive the death or incapacity or liquidation of the Seller and any obligations of the Seller shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned. This agreement is irrevocable, and may not be withdrawn or rescinded.

         Upon request, the Seller will execute and deliver, and irrevocably directs any custodian to execute and deliver, any additional documents deemed by the Purchaser to be necessary or desirable to complete the assignment, transfer and purchase of such Units.

         The Seller releases and discharges the General Partners, any IRA or KEOGH Custodian, and their respective officers, shareholders, directors, employees and agents from all causes of action, claims, or demands the Seller has or may have against them resulting from their reliance on this Agreement of Transfer or any of the terms and condition contained herein.

         The Seller hereby certifies, under penalties of perjury, that (1) the number shown below on the form and the Seller's Taxpayer Identification Number is correct and (2) Seller is not subject to backup withholding either because
Seller has not been notified by the Internal Revenue Service (the "IRS') that Seller is subject to backup withholding as a result of a failure to report all interest or dividends, or the IRS has notified Seller that Seller is no longer subject to backup withholding.

         The Seller hereby also certifies, under penalties of perjury, that the Seller, if an individual, is not a nonresident alien for purpose of U.S. income taxation, and if not an individual, is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations). The Seller understands that, the Purchaser may disclose this certification to the IRS and that any false statements contained herein could be punished by fine, imprisonment or both.


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                             ATTN: OWNER OR TRUSTEE
                 CHECK LIST OF ITEMS NEEDED TO EXECUTE TRANSFER
            FAILURE TO COMPLY WITH ANY OF THE ITEMS LISTED BELOW WILL
                RESULT IN THE RETURN OF THE DOCUMENTS TO YOU FOR
                             ADDITIONAL INFORMATION

I. "Power of Attorney/Proxy" page:

A. First line, at bottom of page, left hand side, PRINT YOUR NAME.

B. Second line, at bottom of page, left hand side, SIGN YOUR NAME.

C. If you and someone else, i.e. spouse, child, are JOINT OWNERS, have the JOINT
OWNER PRINT & SIGN ON APPROPRIATE LINES ON BOTTOM RIGHT SIDE OF PAGE. If joint owner is deceased, and you held the units as joint tenants with rights of survivorship, then you MUST provide a CERTIFIED COPY of the death certificate.
Any other type of joint ownership will require "Letters Testamentary" or other court documents, which show the appointment of a representative of the estate.
In that case no death certificate is required.

D. If units are held in the name of a third party, i.e. trust, IRA; HAVE THE
THIRD PARTY SIGN ON THE APPROPRIATE LINES ON THE BOTTOM RIGHT SIDE OF THE PAGE.
The trustee MUST provide a copy of the corporate resolution or other legal document, empowering them to sign on behalf of the trust. NO SIGNATURES, OTHER
THAN THE TRUSTEE'S IS REQUIRED.

E. ALL signatures MUST be MEDALLION GUARANTEED. A medallion guarantee is similar to a notary seal. Medallion guarantee is a requirement of the Securities &
Exchange Commission (SEC), & requires a higher level of bonding than is required for a notary. Any stockbroker & most banks can provide a medallion guarantee. We recommend that you contact your local bank by phone to verify that they provide this service.

II. "Transfer Signature" page, SEE BACKSIDE OF THE POWER OF ATTORNEY PAGE;

A. SIGN on owner line.

B. If units are jointly held, HAVE JOINT OWNER SIGN co-owner line. See I(C) above.

C. If units are held by third part, i.e. trust, IRA, HAVE THIRD PARTY SIGN on co-owner line. See I(D) above.

D. All signatures MUST have medallion guarantee. See I (E) above.

E. Provide the current date, number of units you are offering to sell, your phone number, social security number or taxpayer ID number if trust or IRA and name of custodian. If you do not know how many shares you have but want to sell all of them, put "all" in space provided for number of units tendered.

III.  Original "Certificate of Partnership Units"

A. YOU MUST PROVIDE THE ORIGINAL CERTIFICATE. If you have lost the certificate, contact us at 816-221-2196. We will provide an affidavit for you to sign that MUST BE MEDALLION GUARANTEED. The affidavit indicates that you lost the certificate, tried to find it but you were unsuccessful.
      If also indicates that you have NOT pledged the units for any other transaction.

IV.  When will you receive your money?

A. This is controlled by the transfer requirements of the partnership. After we receive the above documents that have been properly completed, we will within five (5) work days complete additional documents & send them along with your documents to the transfer agent for processing. WE HAVE INDICATED IN THE OFFER
LETTER THE APPROXIMATE TIME IT SHOULD TAKE FOR THE AGENT TO PROCESS THE
TRANSFER. Many transactions take approximately 45 days others take 90 days.
Within (5) workdays of receiving notification from the transfer agent that the transaction is complete, we mail you or the third party a check for the proceeds.



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                                WITHDRAWAL RIGHTS

If you have already tendered your partnership units to the Affiliate of the General Partner, PLEASE READ THIS! It MAY NOT BE TO LATE to sell your units to us at a higher price.

You may withdraw your tendered units at any time prior to acceptance of such units for payment.

For a withdrawal to be effective a written notice of withdrawal must be received in a timely manner by the Information Agent at one of its addresses set forth below. A standard form for notice is not required. On a sheet of paper indicate the name of the person who originally tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. The person who signed the "Agreement of Transfer" must sign the notice in the same manner.

Send your Notice of Withdrawal to:

River Oaks Partnership Services, Inc.

By Mail to:                                 By Overnight Courier or by hand to:
P.O. Box 2065                               111 Commerce Road
S. Hackensack, NJ 07606-2065                Carlstadt, NJ 07072
                                            Attn: Reorganization Dept.
By facsimile to:
(201) 460-2889



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                             POWER OF ATTORNEY/PROXY


In conjunction with the Assignor's (seller's) Assignment of Units dated as of even date herewith, Seller irrevocably constitutes and appoints Rebecca Laas and Dan Williams, or any of them, to be Seller's true and lawful special attorneys-in-fact, with full power substitution to exercise in the name, place and stead of Seller any and all rights, interest, powers, and duties with respect to or arising out of the Seller's interest in:

Real Estate Associates LTD VI

which Units have been assigned to McDowell Foods, Inc. (the "Buyer") pursuant to the Agreement of Transfer. This Power of Attorney shall include with limitation,
(1) the right to execute on behalf of Seller, all assignments, certificates, documents and instruments that may be required for the purpose of transferring the Units owned by the Seller, (2) the right to vote the Units or to require or receive any information or report with respect to the partnerships' books and records, (3) the right to endorse and cash any check made payable by the partnership to Seller on or after the date hereof, (4) the right if the Units are held in an IRA account or pension account, to contact the Seller's custodian and direct him to facilitate in the transfer of the units from the Seller to Buyer Fund and (5) the right to pursue any claims or causes of action related to the ownership of the Units (including. any class action lawsuits). This Power of Attorney is part of and hereby incorporated in the application for transfer.
This Power of Attorney shall not be affected by the subsequent mental disability of the undersigned, as principal, is revocable with written notice by certified mail received before Buyer has, in writing, accepted the units for payment and coupled with an interest, and Buyer shall not be required to post bond in any nature in connection with this Power of Attorney. This Power of Attorney shall also serve as a Letter of Authorization directing the Assignor's custodian(s) and trustee(s) to sign any documents necessary to facilitate the transfer of the units being assigned in conjunction with this Power of Attorney as required by the herein named attorneys-in-fact.

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
-------------------------------             -----------------------------------
PRINT Assignor (Registered Name)            PRINT Joint Assignor or Custodian/Trustee


-------------------------------             -----------------------------------
SIGNATURE of Assignor                       SIGNATURE Jnt. Assignor or Custodian/Trustee

DATE             , 2002                     DATE              , 2002
     ------------                                ------------

Signature Medallion Guarantee               Signature Medallion Guarantee

------------------------------              -----------------------------------


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Agreement of Transfer REAL VI
Page 3, $145.00 10/15/02



Date             , 2002
     ------------

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
------------------------------                        --------------------------
(Specify Number of Units Tendered:                    (Signature of Owner)
Indicate "ALL" if Number Not Available



                                                      --------------------------
                                                      PLACE MEDALLION GUARANTEE STAMP HERE


------------------------------                        --------------------------
(Your Telephone Number)                               (Signature of Co-Owner)



                                                      --------------------------
                                                      PLACE MEDALLION GUARANTEE STAMP HERE

----------------------------------                    McDowell Foods, Inc.
(Your Social Security or Taxpayer ID Number           P.O. Box 1379
                                                      Liberty, MO 64069
                                                      (816) 221-2196
                                                      FAX (816) 471-0543


------------------------------
(Name of IRA Custodian, if applicable)


Note: All signatures on this agreement must be guaranteed by a member from a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States which is a participant in the Security Transfer Agent Medallion Program.